Exhibit 99.1

SHARECARE, INC.

2024 INDUCEMENT PLAN

Adopted by the Board of Directors: June 14, 2024

1.             GENERAL

(a)            Eligible Award Recipients. The only persons eligible to receive grants of Awards under this Plan are individuals who satisfy the standards for inducement grants under NASDAQ Marketplace Rule 5635(c)(4) or 5635(c)(3), if applicable, and the related guidance under NASDAQ IM 5635-1. A person who previously served as an Employee or Director will not be eligible to receive Awards under the Plan, other than following a bona fide period of non-employment. Persons eligible to receive grants of Awards under this Plan are referred to in this Plan as “Eligible Employees.” These Awards must be approved by either a majority of the Company’s “Independent Directors” (as such term is defined in NASDAQ Marketplace Rule 5605(a)(2)) or the Company’s compensation and human capital committee of the Board, provided such committee comprises solely Independent Directors (the “Independent Compensation Committee”) in order to comply with the exemption from the stockholder approval requirement for “inducement grants” provided under Rule 5635(c)(4) of the NASDAQ Marketplace Rules. NASDAQ Marketplace Rule 5635(c)(4) and the related guidance under NASDAQ IM 5635-1 (and any analogous rules or guidance effective after the date hereof) are referred to in this Plan as the “Inducement Award Rules.”

(b)            Plan Purpose. The Plan, through the granting of Awards, is intended to provide (i) an inducement material for certain individuals to enter into employment with the Company within the meaning of Rule 5635(c)(4) of the NASDAQ Marketplace Rules, (ii) incentives for such persons to exert maximum efforts for the success of the Company and any affiliate and (iii) a means by which Eligible Employees may be given an opportunity to benefit from increases in value of the Stock through the granting of Awards.

(c)            Available Awards. The Plan provides for the grant of the following Awards: (i) Stock Options, (ii) SARs, (iii) Restricted Stock, (iv) Unrestricted Stock, (v) Stock Units, including Restricted Stock Units, (vi) Performance Awards, and (vii) Awards (other than Awards described in (i) through (vii) that are convertible into or otherwise based on Stock).

2.             ADMINISTRATION

(a)            Administration. The Board will administer the Plan; provided, however, that Awards may only be granted by either (i) a majority of the Company’s Independent Directors or (ii) the Independent Compensation Committee. Subject to those constraints and the other constraints of the Inducement Award Rules, the Board may delegate some of its powers of administration of the Plan to a Committee, as provided in Section 2(c). References to the “Board” and the “Committee” in the Plan shall be construed to mean either a majority of the Company’s Independent Directors or the Independent Compensation Committee to the extent to comply with the Inducement Award Rules.

(b)            Powers of the Board. The Board has discretionary authority, subject to the express provisions of the Plan and the Inducement Award Rules, to set Award terms and conditions and determine Award eligibility. The Board also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Board may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. All determinations of the Board made with respect to the Plan or any Award are conclusive and bind all persons.

(c)            Delegation. Subject to the Inducement Award Rules, the Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(d)            Rules 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3, the Award will be granted by a Committee that consists solely of two or more Non-Employee Directors, as determined in accordance with Rule 16b-3 and thereafter, any action establishing or modifying the terms of the Award will be approved by a Committee meeting such requirements to the extent necessary for such exemption to remain available.

3.             SHARES SUBJECT TO THE PLAN

(a)            Share Pool. Subject to Section 7(b), the aggregate number of shares of Stock that may be issued pursuant to Awards from and after the Effective Date shall not exceed 5,000,000 shares. Shares may be issued under the terms of this Plan in connection with a merger or acquisition as permitted by NASDAQ Marketplace Rule 5635(c)(3), NYSE Listed Company Manual Section 303A.08, American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(b)            Shares Returned to Share Pool. For purposes of Section 3(a), the number of shares of Stock delivered in satisfaction of Awards will be determined (i) by reducing the Share Pool by the number of shares of Stock withheld by the Company in payment of the exercise price or purchase price of an Award or in satisfaction of tax withholding requirements with respect to an Award, (ii) by reducing the Share Pool by the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement of a SAR), and (iii) by increasing the Share Pool by any shares of Stock underlying any portion of an Award that is settled in cash or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance of Stock (or retention, in the case of Restricted Stock or Unrestricted Stock). For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises.

(c)            Source of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company, including shares repurchased by the Company on the open market or otherwise. No fractional shares of Stock will be delivered under the Plan.

4.             ELIGIBILITY AND PARTICIPATION

(a)            Eligibility for Awards. Awards may only be granted to persons who are Eligible Employees described in Section 1(a) of the Plan, where the Award is an inducement material to the individual’s entering into employment with the Company or an affiliate within the meaning of Rule 5635(c)(4) of the NASDAQ Marketplace Rules or is otherwise permitted pursuant to Rule 5635(c) of the NASDAQ Marketplace Rules, provided however, that Awards may not be granted to Eligible Employees who are providing service only to any “parent” of the Company, as such term is defined in Rule 405 of the Securities Act, unless (i) the stock underlying such Awards is treated as “service recipient stock” under Section 409A (for example, because the Awards are granted pursuant to a corporate transaction such as a spin off transaction), or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are otherwise exempt from or comply with the distribution requirements of Section 409A.

(b)            Approval Requirements. All Awards must be granted either by a majority of the Company’s Independent Directors or the Independent Compensation Committee in accordance with the Inducement Award Rules.

5.             RULES APPLICABLE TO AWARDS

(a)            Award Provisions. The Board will determine the terms and conditions of all Awards, subject to the limitations provided herein. No term of an Award shall provide for automatic “reload” grants of additional Awards upon the exercise of a Stock Option or SAR. By accepting (or, under such rules as the Board may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan.

(b)            Transferability. Except as the Board otherwise expressly provides in accordance with the third sentence of this Section 6(a)(2), no Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, except as the Board otherwise expressly provides in accordance with the third sentence of this Section 5(a)(2), SARs and Stock Options may be exercised only by the Participant. The Board may permit the gratuitous transfer (i.e., transfer not for value) of Awards, subject to applicable securities and other laws and such terms and conditions as the Board may determine.

(c)            Vesting; Exercisability. The Board will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Board may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Board expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(1)       Except as provided in (3) and (4) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested will be forfeited.

(2)       Subject to (3) and (4) below, each Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) a period of three months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 5(c), and will thereupon immediately terminate.

(3)       Subject to (4) below, each Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to death or by the Company due to Disability, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 5(c), and will thereupon immediately terminate.

(4)       All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Board would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

(d)            Taxes. The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Board will prescribe rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Without limitation to the foregoing, the Company or any parent or subsidiary of the Company will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award agreement), or require a Participant to remit to the Company or a parent or subsidiary of the Company, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and any Award hereunder and legally applicable to the Participant and required by law to be withheld (including, any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or any parent or subsidiary of the Company). The Board, in its sole discretion, may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 5(d) will be treated as though such amounts had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any parent or subsidiary of the Company.

(e)            Dividends; Dividend Equivalents. The Board may provide for the payment of amounts (on terms and subject to such restrictions and conditions established by the Board) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (i) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (ii) no dividends or dividend equivalents shall be payable with respect to Stock Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.

6.             STOCK OPTIONS AND SARS.

(a)            Generally. Each Stock Option or SAR Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. All Stock Options will be NSOs. The terms and conditions of separate Stock Option or SAR Award Agreements need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of the provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions of this Section 6.

(b)            Time and Manner of Exercise. Unless the Board expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Board receives a notice of exercise in a form acceptable to the Board that is signed by the appropriate person and accompanied by any payment required under the Award. The Board may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Board has received such evidence as it may require that the person exercising the Award has the right to do so.

(c)            Exercise Price. The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than 100% of the Fair Market Value of a share of Stock, determined as of the date of grant of the Award, or such higher amount as the Board may determine in connection with the grant.

(d)            Payment of Exercise Price. Where the exercise of a Stock Option (or portion thereof) is to be accompanied by a payment, payment of the exercise price must be made by cash or check acceptable to the Board or, if so permitted by the Board and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Board; (iii) by other means acceptable to the Board; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Board may prescribe.

(e)            Maximum Term. The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant.

(f)            No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs that have an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

7.             EFFECT OF CERTAIN TRANSACTIONS

(a)            Mergers, etc. Except as otherwise expressly provided in an Award agreement or other agreement or by the Board, the following provisions will apply in the event of a Covered Transaction:

(1)        Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Board may provide for (A) the assumption or continuation of some or all outstanding Awards or any portion thereof or (B) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)       Cash-Out of Awards. Subject to Section 7(a)(5) below, the Board may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof, with the unvested portion terminating as provided in subsection 7(a)(4) below), equal in the case of each applicable Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (B) the aggregate exercise or purchase price, if any, of such Award or such portion thereof (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally), as the Board determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Board deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the Fair Market Value of one share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(3)       Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Board may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Board, following the exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4)        Termination of Awards upon Consummation of Covered Transaction. Except as the Board may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (A) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) above, and (B) any Award that by its terms, or as a result of action taken by the Board, continues following the Covered Transaction.

(5)       Additional Limitations. Any share of Stock and any cash or other property or other award delivered pursuant to Section 7(a)(1), Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Board, contain such restrictions, if any, as the Board deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or an acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Board may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Board deems appropriate to carry out the intent of the Plan.

(6)       Uniform Treatment. For the avoidance of doubt, the Board need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

(b)            Changes in and Distributions with Respect to Stock.

(1)       Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization, spin-off or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules or in the case of an extraordinary cash dividend, the Board shall make appropriate adjustments to the Share Pool, and shall make appropriate adjustments to the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)       Certain Other Adjustments. The Board may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Sections 7(a) and 7(b)(1), or any other event, if the Board determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3)       Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.             LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (a) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (b) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (c) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act or any applicable state or non-U.S. securities law. Any Stock delivered under the Plan will be evidenced in such manner as the Board determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Board determines that stock certificates will be issued in connection with Stock issued under the Plan, the Board may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

9.             AMENDMENT AND TERMINATION

The Board may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan or the applicable Award, the Board may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Board expressly reserved the right to do so in the Plan or at the time the applicable Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Board. For the avoidance of doubt, without limiting the Board’s rights hereunder, the following shall not be treated as an amendment requiring a Participant’s consent: (a) adjustment to any Award pursuant to the terms of Section 7 or Section 12 or (b) any amendment that the Board deems necessary or desirable for the purpose of complying the Plan or an Award with changes in accounting standards or applicable laws, regulations or rules, including, but not limited to, Section 409A.

10.           OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its subsidiaries to grant any person bonuses or other compensation in addition to Awards under the Plan.

11.            MISCELLANEOUS

(a)            Term of Plan. The Plan shall remain in effect, subject to the right of the Board or the Committee to amend or terminate the Plan at any time, until the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no shares of Stock approved for issuance under the Plan remain available to be granted under new Awards. No Awards may be made after such termination date, but previously granted Awards may remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

(b)            Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually delivered under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

(c)            Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(d)            Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its subsidiaries, nor the Board, nor any person acting on behalf of the Company, any of its subsidiaries, or the Board, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(e)            Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

(f)             Compliance with Section 409A.

(1)       Without limiting the generality of Section 11(d) hereof, each Award will contain such terms as the Board determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(2)       Notwithstanding anything to the contrary in the Plan or any Award agreement, the Board may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Board determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(3)       If a Participant is determined on the date of the Participant’s “separation from service,” as defined in Section 409A(a)(2)A)(i) of the Code, from the Company to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code with respect to the Company, then, with regard to any payment that is considered nonqualified deferred compensation under and subject to Section 409A and that is payable on account of the Participant’s “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 11(f)(3) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(4)       For purposes of Section 409A, each payment in a series of payments made under the Plan or any Award will be treated as a separate payment.

(5)       With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(6)       Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.

(g)            Recovery of Compensation. The Board may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award, or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which the Participant is bound. Each Award will be subject to any policy of the Company or any of its subsidiaries that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. In addition, each Award will be subject to the Company’s clawback policy, as in effect from time to time, and any other policy of the Company or any of its affiliates that provides for forfeiture, disgorgement, or clawback with respect to incentive compensation that includes Awards under the Plan and will be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 11(g), the Company’s clawback policy and any other clawback, recoupment or similar policy of the Company or any of its subsidiaries and further agrees (or will be deemed to have further agreed) to cooperate fully with the Board, and to cause any and all permitted transferees of the Participant to cooperate fully with the Board, to effectuate any forfeiture or disgorgement described in this Section 11(g). Neither the Board nor the Company nor any other person, other than the Participant and the Participant’s permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or the Participant’s permitted transferees, if any, that may arise in connection with this Section 11(g).

12.            ESTABLISHMENT OF SUB-PLANS

The Board may at any time and from time to time (including before or after an Award is granted) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan for Participants based outside of the U.S. and/or subject to the laws of countries other than the U.S., including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award agreement for the purpose of complying or facilitating compliance with non-U.S. laws or taking advantage of tax favorable treatment or for any other legal or administrative reason determined by the Board. Any such sub-plan, supplement or appendix may contain, in each case, (a) such limitations on the Board’s discretion under the Plan and (b) such additional or different terms and conditions, as the Board deems necessary or desirable and will be deemed to be part of the Plan but will apply only to Participants within the group to which the sub-plan, supplement or appendix applies (as determined by the Board); provided, however, that no sub-plan, supplement or appendix, rule or regulation established pursuant to this provision shall increase Share Pool.

13.            GOVERNING LAW

(a)            Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Board.

(b)            Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)            Jurisdiction. Subject to Section 11(c) and except as may be expressly set forth in an Award agreement, by accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i)  submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that the Participant is not subject personally to the jurisdiction of the above-named courts that the Participant’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

DEFINITION OF TERMS

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Award”: Any or a combination of the following:

(i)	Stock Options.

(ii)	SARs.

(iii)	Restricted Stock.

(iv)	Unrestricted Stock.

(v)	Stock Units, including Restricted Stock Units.

(vi)	Performance Awards.

(vii)	Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Award Agreement”: means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.2

“Board”: The board of directors of the Company.

“Cause”: In the case of any Participant who is party to an employment agreement, change of control, severance-benefit or similar agreement that contains a definition of “Cause,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Cause” means, as determined by the Board, termination of a Participant’s employment or other service because of: (i) the Participant’s being charged with a felony (or similar crime in a foreign jurisdiction) or crime of dishonesty or moral turpitude, (ii) insubordination, gross negligence or willful misconduct in the performance of the Participant’s duties, (iii) illegal use of controlled substances during the performance of the Participant’s duties or that adversely affects the reputation or best interests of the Company or any of its subsidiaries, (iv) the Participant’s commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or a material act of dishonesty against the Company or any of its subsidiaries, (v) material breach by the Participant of any written employment, non-competition, non-solicitation, confidentiality or similar agreement with the Company or any of its subsidiaries, (vi) the Participant’s material noncompliance with Company policy or code of conduct, (vii) the Participant’s persistent neglect of duty or chronic unapproved absenteeism, (viii) the Participant’s willful and deliberate failure in the performance of the Participant’s duties in any material respect, in each case, as determined in good faith by the Compensation Committee in its sole discretion, or (ix) any other conduct by a Participant that could be expected to be harmful to the business, interests or reputation of the Company.

EXHIBIT A-1

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect, including any applicable regulations and formal guidance issued thereunder.

“Committee”: means a committee of one or more Independent Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of more than 50% of the Company’s then outstanding common stock by a single Person or entity or by a group of Persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Board), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer. To the extent required for compliance with Section 409A, in no event will an event be deemed a Covered Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to an employment, change of control, severance-benefit or similar agreement that contains a definition of “Disability” (or a corollary term), the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Disability” means, as determined by the Board, absence from work due to a disability for a period in excess of 90 days in any 12-month period that would entitle the Participant to receive benefits under the Company’s long-term disability program as in effect from time to time (if the Participant were a participant in such program).

“Effective Date”: June 14, 2024.

“Employee”: Any person who is employed by the Company or any of its subsidiaries.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Board otherwise determines, so long as the Participant is employed by the Company or any of its subsidiaries. If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

EXHIBIT A-2

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Global Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Board consistent with the rules of Section 409A to the extent applicable.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

“Participant”: means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Performance Award”: An Award subject to performance vesting conditions, which may include Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole and may relate to any or any combination of any criterion or criteria determined by the Board (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Board specifies. A Performance Criterion may also be based on individual performance and/or subjective performance criteria. The Board may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria. Performance Criteria may be based upon one or more of the following, without limitation, as determined by the Board; provided, however, that the Board retains discretion to select any other Performance Criteria whether or not listed herein: (i) revenue; (ii) sales; (iii) expenses; (iv) operating income; (v) gross margin; (vi) operating margin; (vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; (viii) pre-tax profit; (ix) net operating income; (x) net income; (xi) economic value added; (xii) free cash flow; (xiii) operating cash flow; (xiv) balance of cash, cash equivalents and marketable securities; (xv) stock price; (xvi) earnings per share; (xvii) return on stockholder equity; (xviii) return on capital; (xix) return on assets; (xx) return on investment; (xxi) total stockholder return; (xxii) employee satisfaction; (xxiii) employee retention; (xxiv) market share; (xxv) customer satisfaction; (xxvi) product development; (xxvii) research and development expenses; (xxviii) completion of an identified special project; (xxix) completion of a joint venture or other corporate transaction; and (xxx) personal performance objectives established for an individual Participant or group of Participants.

EXHIBIT A-3

“Person”: Any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of the Company pursuant to a registered public offering.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“Rule 16b-3”: means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Securities Act”: means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Pool”: means the number of shares of Stock available for issuance under the Plan as set forth in Section 3(a).

“Stock”: The Company’s Common Stock, par value $0.0001 per share.

“Stock Option”: A NSO entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

EXHIBIT A-4